Exhibit 10.10
SECOND AMENDED LETTER LOAN AGREEMENT

November 18, 2014, to be effective as of November 13, 2014

This Second Amended Letter Loan Agreement is intended to amend the Letter Loan Agreement between the parties dated August 13, 2013, and as previously amended effective March 14, 2014, regarding the loan from Louise H. Rogers, as her separate property, to Lucas Energy, Inc., in the original principal amount of $7,500,000.00, to reflect the parties’ agreement to restructure the loan effective as of November 13, 2014, as follows:

Mrs. Louise H. Rogers
c/o Sharon E. Conway
Attorney at Law
2441 High Timbers, Suite 410
The Woodlands, Texas  77380-1052

Dear Mrs. Rogers:

The undersigned, Lucas Energy, Inc., a corporation duly organized and existing under the laws of the State of Nevada (“LEI”), with its principal place of business at 3555 Timmons Lane, Suite 1550, Houston, Texas, 77027, as Borrower, has requested that Louise H. Rogers (“Rogers”), as Lender, lend to LEI the sum of $7,500,000.00 as of August 13, 2013.  Capitalized terms in this Second Amended Letter Loan Agreement (as may be amended from time to time, this “Agreement” or “Amended Agreement”) that are not defined in the text are defined in Schedule A, entitled “Definitions,” and Schedule A is incorporated by reference into this Agreement.  Subject to the terms of this Agreement, LEI and Rogers agree as follows:

1.                      Loan.

a.                      On the terms and subject to the conditions set forth in this Agreement, Rogers agreed to and did lend to LEI on or about August 13, 2013, Seven Million Five Hundred Thousand 00/100 Dollars ($7,500,000.00) (the “Loan”).  The Loan is evidenced by a Note duly executed by LEI in the original principal amount of Seven Million Five Hundred Thousand 00/100 Dollars ($7,500,000.00), dated August 13, 2013 (and amended and restated as of March 14, 2014, and as amended effective October 13, 2014), and made payable to the order of Rogers.  Through March 13, 2014, principal and interest on the Note were due and payable in the manner and at the times set forth in the Note (as amended), mandatory prepayments on the Note were due and payable as set forth in the Loan Documents (as amended), and the entire unpaid balance of principal and interest on the Note and all other Obligations are due and payable on the Maturity Date (unless sooner accelerated in accordance with the terms of the Loan Documents).  Amounts repaid or prepaid on the Loan may not be re-borrowed under any circumstance.  The terms and provisions of the Note are amended effective as of November 13, 2014, as set forth paragraphs 1(b) and 2 below.  The Second Amended and Restated Promissory Note dated to be effective as of November 13, 2014, between Rogers and LEI is incorporated by reference into this Amended Agreement for all purposes as if fully set forth at length, and is included as one of the “Loan Documents” as that term is defined in Schedule A to this Amended Agreement and in any of the other Loan Documents.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

b.                      As of November 12, 2014, LEI had adequately complied with the terms of the original Letter Loan Agreement and other Loan Documents dated August 13, 2013.  On November 13, 2014, LEI made its interest payment due but requested that Rogers amend the due date for payment of principal due on that same date because LEI was in the process of refinancing the Loan and would pay all amounts of principal and interest due on the Loan upon closing of the refinancing, which was anticipated to occur before November 30, 2014.  LEI made the interest payments due on or before (or if late, any late payments and fees were waived and not declared a Default by Rogers under the Loan Documents) September 13, 2013, October, 13, 2013, November 13, 2013, December 13, 2013, January 13, 2014, February 13, 2014, April 13, 2014, May 13, 2014, June 13, 2014, July 13, 2014, August 13, 2014, September 13, 2014, October 13, 2014, and November 13, 2014, and LEI made the principal and interest payment due on March 13, 2014, and made principal payments on April 13, May 13, June 13, July 13, August 13, September 13, and October 13, 2014, and thus reducing the principal amount now due under the Loan to $7,058,964.65.  Per the verbal agreement of the parties, LEI made the April 13, 2014, interest-only payment one day late on April 14, 2014, and that verbal agreement is ratified by this Amended Agreement.  Per the terms of the restructuring, the amount of interest due for the April 13, 2014, payment was $94,405.54, but LEI paid the amount of $73,088.17 as per the original terms of the Loan.  LEI agreed to pay the difference in the interest payment due on April 13, 2014, of $21,317.37 on or before the closing date of this restructuring.  LEI made this payment to Rogers on May 2, 2014, and Rogers has accepted this payment as being substantially in compliance with the agreement and waives any claim that it was late.  On November 13, 2014, pursuant to the current amortization schedule setting forth required payments by LEI to Rogers, a principal payment in the amount of $428,327.17 was due from LEI to Rogers.  LEI requested that this principal payment be deferred because it was in the process of obtaining new funding to refinance the Loan that is due to close prior to November 30, 2014.  Rogers has agreed to reschedule the November 13, 2014, principal payment to December 13, 2014.  In exchange, LEI’s interest rate increases to 15% on the entire principal balance remaining due beginning on November 14, 2014, until paid in full, and LEI must pay an additional administrative fee of $15,000.00 to Robertson Global Credit, LLC.  The terms of the restructuring in the Amended Letter Loan Agreement dated to be effective as of March 14, 2014, are retroactive to March 14, 2014, and were fully effective as of that date.  The terms of the restructuring in this Second Amended Letter Loan Agreement are retroactive to November 13, 2014, and are fully effective as of that date.

2.                      Payment of Loan.

a.                      LEI shall repay the Loan on the dates and in the amounts as set forth in the Note (as amended), which includes, among others, these terms:

i.                      The Note shall accrue interest at the rate of fifteen percent (15%) per annum based on a 360-day year which shall be assessed for the actual number of days elapsed beginning November 14, 2014, through the maturity date of August 13, 2015.

ii.                      The entire principal balance remaining and all accrued, unpaid interest on the Note is due and payable on or before Maturity Date.

b.                      LEI may, at its option, voluntarily prepay all or any portion of the outstanding principal of the Loan as, and to the extent, set forth in the Note, at any time after November 13, 2013.  LEI may not prepay the Note prior to November 13, 2013.  However, if LEI chooses to prepay, it is subject to a prepayment penalty of the amount of Administration Fees (as defined in Paragraph 4 below) that would have been paid by LEI under this Agreement through the Maturity Date.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

c.                      If an Asset Coverage Deficiency occurs at any time during the term of the Note, LEI shall, within five days of receipt of notice from Rogers that an Asset Coverage Deficiency exists, make a mandatory prepayment on the Loan in the amount necessary to be in compliance with the Asset Coverage Ratio.

d.                      LEI shall, on the first Business Day following any Disposition of Assets of LEI permitted by Section 8.1(i) (other than Dispositions permitted by Sections 8(i)(1), (2), and (4)), make a payment equal to 100% of the Net Cash Proceeds received from the Disposition to be applied to the outstanding Loan, applied first to any outstanding Obligations, then to accrued interest, then to principal; provided, however, that if no Asset Coverage Deficiency exists as a result of the Disposition and no Default or Event of Default has occurred and is continuing, LEI may retain the funds and the payment shall not be required.  For the avoidance of doubt, the provisions of this clause (d) shall not constitute, or be deemed to constitute, consent by Rogers to any Disposition or to any release of any Liens on any Collateral Property.

3.                      Collateral Value Determinations.

a.                      From and after the date of this Agreement, the initial Total Proved PV10% is $30,000,000.00, until redetermined pursuant to the terms of Section 3(b) or Section 3(c).

b.                      Upon notice to LEI and at LEI’s expense, the Total Proved PV10% shall be redetermined by Rogers for each Determination Period on each Scheduled Collateral Value Determination Date, and each the redetermination shall be effective as of the date set forth in the notice.  It is expressly understood that Rogers shall have no obligation to determine the Total Proved PV10% at any particular amount.

c.                      In addition to the redeterminations of Total Proved PV10% required pursuant to Section 3(b) above, LEI shall have the right to request a special redetermination of the Total Proved PV10% at any time and from time to time, but not more than one time during any Determination Period.  A special redetermination under this section shall be made by Rogers based upon the most recent Reserve Report delivered to Rogers by LEI and on any other reports and data that  Rogers may reasonably request.  If the special redetermination results in an Asset Coverage Deficiency, LEI shall comply with Section 2(c).

4.                      Administration Fees.  LEI agrees to pay to Rogers’ designee, Robertson Global Credit, LLC, for the period beginning on the date of this Agreement and continuing through the Maturity Date a quarterly Administration Fee in the amount of $15,000.00.  This fee shall be payable by LEI in advance on the first day of each calendar quarter and a prorated fee shall be due on the Maturity Date.  These administration fees are non-refundable.  An additional administrative fee of $15,000.00 is due and payable by LEI to Robertson Global Credit, LLC, upon execution of this Amended Agreement.

5.                      Conditions Precedent.  The obligation of Rogers to make the Loan was subject to the following conditions precedent:

a.                      Rogers shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Authorized Officers of LEI, all in form and substance reasonably satisfactory to Rogers:

i.                      multiple counterparts of this Agreement as requested by Rogers;

ii.                     the Note;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

iii.                      a certificate of the secretary or any assistant secretary of LEI dated the date of this Agreement, certifying (1) incumbency and specimen signatures of all officers or other representatives of LEI who are authorized to execute Loan Documents on behalf of LEI; (2) attached true, correct, and complete copies of each of the resolutions adopted by the Board of Directors of LEI approving the Loan Documents and authorizing the transactions contemplated in this Agreement and in the Loan Documents, duly adopted at a meeting or by unanimous consent and certifying that the resolutions constitute all the resolutions adopted with respect to these transactions, that they have not been amended, modified, or rescinded in any respect, and that they are in full force and effect as of the date of this Agreement; (3) attached true, correct and complete copies of the organizational documents of LEI and all amendments to them as in effect as of the date of this Agreement; and (4) attached certificates from the appropriate government officials as to the existence and good standing of LEI, each dated not more than 30 days prior to the date of this Agreement, from LEI’s state of organization, and certificates as to LEI’s qualification as a foreign entity and good standing from each other jurisdiction in which a Mortgage is being delivered by LEI pursuant to this Section 5(a);

iv.                      the following documents establishing Liens in favor or for the benefit of Rogers in and to the Collateral:

(1)                      Mortgage Deed of Trust, Assignment, Security Agreement, Financing Statement and Fixture Filing from LEI covering all Oil and Gas Properties of LEI and all improvements, personal property, and fixtures related to them;

(2)                      Security Agreement from LEI covering all personal property of LEI;

(3)                      Financing Statements naming LEI as debtor constituent to the documents described in clauses (1) and (2) above (including, without limitation, Financing Statements constituent to the Security Agreement to be filed with the Secretary of State of the States of Nevada and Texas); and

(4)                      undated letters, in form and substance reasonably satisfactory to Rogers, from LEI to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to Rogers;

v.                      results of search of the UCC Records of the Secretary of State of Nevada, and the search report shall be from a source or sources acceptable to Rogers and reflecting no Liens, other than Liens permitted by Section 8(e), against any of the Collateral Property as to which perfection of a Lien is accomplished by the filing of a financing statement;

vi.                      confirmation, reasonably acceptable to Rogers, of the title of LEI to the Mortgaged Property, free and clear of Liens other than Liens permitted by Section 8(e);

vii.                      receipt by Rogers of a Phase I environmental report on or before ninety days after the Closing Date that the Oil and Gas Properties of LEI are in compliance, in all material respects, with applicable Environmental Laws;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

viii.                  copies of executed counterparts of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Mortgaged Property, as reasonably requested by Rogers;

ix.                     engineering information regarding the Mortgaged Property, as reasonably requested by Rogers;

x.                      the opinion of The Loev Law Firm, PC, counsel to LEI, and/or other third-party legal counsel reasonably acceptable to Rogers, in form and substance reasonably acceptable to Rogers;

xi.                      certificates evidencing the insurance coverage required pursuant to Section 7(d);

xii.                      payment to Robertson Global Credit, LLC, of $150,000.00 as a commitment fee and payment to Meridian Circle Advisors of $225,000.00 as an advisory fee;

xiii.                      payment from LEI for estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Documents, for which invoices have been presented at least one Business Day prior to the Closing Date;

xiv.                     (1) all agreements and documents that Rogers requires to establish the Debt Service Reserve Escrow Account, and (2) payment by LEI into the Debt Service Reserve Escrow Account in the amount of $450,000.00;

xv.                      warrant issued to Robertson Global Credit, LLC, for common stock of LEI, in the form provided in Exhibit A, together with a registration rights agreement with respect to the warrant in form and substance satisfactory to Robertson Global Credit, LLC, it being understood and agreed that the warrant shall be in an amount of LEI shares valued at least at the value of 5% of the principal amount of the Loan ($7,500,000.00) or $375,000.00, with the number of shares calculated based on taking the average of the closing price of LEI’s common stock for the sixty trading days immediately preceding the Closing Date and dividing $375,000.00 by that average price, and the warrant per share exercise price shall be the average of the closing price of LEI’s common stock for the sixty trading days immediately preceding the Closing Date plus one cent.

xvi.                      issue a Board consent authorizing Rogers to designate an individual to attend LEI Board of Directors meetings and to allow this individual to participate in discussions in LEI’s Board meetings, and affirming that LEI will ensure timely notice of all Board meetings is given to Rogers’ designee as if the designee were a Board member; and

xvii.                     all other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence that Rogers may reasonably request that are related to the Loan or the Collateral; and

xviii.                    as partial consideration for restructuring and amending the Note and the Letter Loan Agreement as of March 14, 2014, LEI issued to Robertson Global Credit, LLC, 75,000 shares of restricted shares of common stock in LEI, and paid to Robertson Global Credit, LLC, a restructuring fee of $25,000.00, and paid all actual attorney’s fees and expenses incurred by Rogers’ legal counsel related to advising on and preparing documentation for the restructured Loan;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

b.                      all representations and warranties made by LEI to Rogers in the Loan Documents are true and correct; and

c.                      no condition or event exists which constitutes a Default or an Event of Default.

6.                      Representations and Warranties.  In order to induce Rogers to make the Loan, and in order to induce Rogers to amend the Loan as of March 14, 2014, LEI represents and warrants to Rogers as of August 13, 2013, and again as of March 14, 2014, that:

a.                      Organization, etc.  LEI is a corporation validly organized and existing and in good standing under the laws of the State of Nevada.  LEI is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires this qualification.  LEI has full power and authority and holds all requisite franchises, patents, copyrights, trademarks, trade names (or rights to any and all of these), licenses, permits, and other approvals (i) to enter into and perform its Obligations under this Agreement and each other Loan Document and (ii) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, to own and hold under lease its property and to conduct its business (including its Oil and Gas Business) substantially as currently conducted by it.  As of the date of this Agreement, LEI has only one Subsidiary, LEI Alcalde Properties LLC, a Texas limited liability company, which is wholly-owned.

b.                      Financial Information.  All financial statements delivered by LEI to Rogers prior to the date of this Agreement are true and correct, fairly present the financial condition of LEI, and have been prepared in accordance with GAAP, consistently applied, as of the date of this Agreement, no obligations, liabilities, or indebtedness (including contingent and indirect liabilities) exist that are material to LEI that are not reflected in the financial statements; and no material adverse changes have occurred in the financial condition or business of LEI since the date of the most recent financial statements that LEI has delivered to Rogers.  However, certain debt totaling $3.25 million incurred after March 31, 2013, was not included in those financial statements as it was incurred after the date of the last Form 10-Q filed by LEI.  LEI has provided Rogers with a list of this indebtedness prior to the date of this Agreement that includes the dates, amounts, names of lenders, and basic terms of each of these debt obligations that is true and correct.

c.                      Due Authorization, Non-Contravention, etc.  The execution, delivery, and performance by LEI of this Agreement, and each other Loan Document executed or to be executed by it, are within LEI’s powers, have been duly authorized by all necessary corporate or other action, and do not (1) violate LEI’s organizational documents; (2) violate any other contractual restriction, law, or governmental regulation or court decree or order binding on or affecting any LEI or its Assets where the violation could reasonably be expected to have a Material Adverse Effect; or (3) result in, or require the creation or imposition of, any Lien on any of LEI’s properties except for Liens granted under the Loan Documents.

d.                      Governmental Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for (1) the due execution, delivery, or performance by LEI of this Agreement or any other Loan Document, or (2) the grant by LEI of the Liens granted under the Security Documents and the validity, perfection, priority, and enforceability of the Liens other than the recording or filing of Security Documents or related notice filings with appropriate Governmental Authorities.  LEI is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

e.                      Validity, etc.  This Agreement and each other Loan Document executed by LEI will, on the due execution and delivery of each of these documents, constitute the legal, valid, and binding obligations of LEI, enforceable against LEI in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar laws relating to or affecting the enforcement of creditors’ rights generally as well as general principles of equity (regardless of whether the enforcement is considered in a proceeding in equity or at law).  Without limiting these items, each Security Document executed by LEI creates a valid Lien on the Collateral Property of LEI as provided in each Security Document, and upon filing or recording of each Security Document will constitute a valid perfected first-priority (subject to any Liens permitted under Section 8(e)) Lien on the Collateral Property.

f.                      Litigation, etc.  No litigation, investigation, or governmental proceeding is pending or, to the knowledge of any of LEI’s officers, threatened against or affecting LEI, that may result in any material adverse change in LEI’s business, properties, or operations or that purports to affect the legality, validity, or enforceability of this Agreement, the Note, or any other Loan Document, except as disclosed in LEI’s SEC filings and except in connection with LEI’s pending lawsuit with South Texas Pad Site Development, LLC, et al. (Cause No. 2013-09179 in the 127th Judicial District Court of Harris County, Texas).

g.                      No Material Adverse Change.  LEI knows of no specific fact or facts that LEI has not disclosed to Rogers in writing that are likely to result in any material adverse change in LEI’s business, properties, or operations.  No material adverse change has occurred with respect to the Mortgaged Property since the date of the Initial Reserve Report, other than conditions affecting the oil and gas industry in general.

h.                      Ownership of Properties.

i.                      LEI owns good and defensible title to all of its Oil and Gas Properties and good title to all its Assets constituting personal property, in each case, free and clear of all Liens except Liens permitted by Section 8(e).  After giving full effect to the permitted Liens, LEI owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the Initial Reserve Report, and the ownership of these Hydrocarbon Interests shall not in any material respect obligate LEI to bear the costs and expenses relating to the maintenance, development, and operations of each of the Hydrocarbon Interests in an amount in excess of the working interest of each of the Oil and Gas Property set forth in the Initial Reserve Report that is not offset by a corresponding proportionate increase in LEI’s net revenue interest in the Hydrocarbon Interests.

ii.                      All material leases, permits, and agreements necessary for the conduct of the business of LEI (including those held by or on behalf of an operator of LEI’s properties) are valid and subsisting, in full force and effect, and no default exists, nor does any event or circumstance exist that, with the giving of notice or the passage of time or both, would give rise to a default under any LEI lease, permit, or agreement that could reasonably be expected to have a Material Adverse Effect.

iii.                      All of the Assets of LEI that are reasonably necessary for the operation of its business are in good working condition and are maintained in accordance with prudent business standards.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

iv.                      LEI owns, or is licensed to use, all trademarks, trade names, copyrights, patents, and other intellectual property material to its business, and the use of them by LEI does not infringe upon the rights of any other Person, except for any infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  LEI owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use and transfer of these items, and any limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with exceptions that could not reasonably be expected to have a Material Adverse Effect.

i.                      Offices.  The principal office, chief executive office, and principal place of business of LEI are located at 3555 Timmons Lane, Suite 1550, Houston, Texas, 77027.

j.                      Taxes.  All taxes required to be paid by LEI to date have in fact been paid, except for taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established.

k.                     Accuracy of Information.  No written certificate, written statement, financial statements, or other documents provided with this Agreement or previously delivered by LEI to Rogers in connection with this Agreement or in connection with any transaction contemplated by this Agreement, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained in them or in this Agreement from being misleading.

l.                     Agreements.  Except as disclosed in SEC filings, LEI is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any material agreement or instrument material to LEI’s business (including any material financing agreement or leasing agreement) to which it is a party, except as could not reasonably be expected to have a Material Adverse Effect.  LEI is not a party to any material agreement or arrangement, or subject to any order, judgment, writ, or decree, that either restricts or purports to restrict its ability to grant Liens to Rogers on or in respect of its Assets to secure the Obligations and the Loan Documents.

m.                     Compliance with Laws, etc.  Excluding consideration of Environmental Laws, which are separately addressed in the Mortgage, LEI has complied with all applicable statutes, rules, regulations, orders, and restrictions of any government or any instrumentality or agency of government having jurisdiction over the conduct of its business or the ownership of its Hydrocarbon Interests, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

n.                     Insurance.  LEI maintains or has caused to be maintained:  (a) casualty and liability insurance to the extent and against those risks that are customarily covered by companies of similar size and in the Oil and Gas Business, (b) workmen’s compensation insurance in the amount required by applicable law, (c) general liability insurance in the amount customary with companies of similar size and in the same or similar business against claims for personal injury or death on properties owned, occupied, or controlled by it, and (d) all other insurance that may be required by law.

o.                     Marketing of Production.  Except for contracts either disclosed in writing to Rogers or included in the Initial Reserve Report (with respect to all of which contracts LEI represents that it is receiving a price for all production sold under them that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Oil and Gas Property’s delivery capacity), no material agreements exist that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six months from the date of this Agreement except agreements that are cancelable on sixty days’ notice or less without penalty or detriment for the sale from LEI’s Hydrocarbons (including calls on or other rights to purchase production, regardless of whether they are currently being exercised).

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

p.                      Gas Imbalances.  On a net basis, no gas imbalances, take or pay, or other prepayments exist that would require LEI to deliver Hydrocarbons produced from the Oil and Gas Properties evaluated in the Initial Reserve Report at some future time without then or subsequently receiving full payment for them exceeding three percent (3%) of the aggregate amount of Hydrocarbons (on an mcf equivalent basis) produced from the Oil and Gas Properties of LEI during the fiscal quarter then ended.

q.                      Hedge Transactions.  As of the date of this Agreement, LEI has no Hedge Transactions.

7.                      Affirmative Covenants.  Until payment in full of the Note and all other Obligations, LEI agrees and covenants that (unless Rogers otherwise consents in writing) it will:

a.                      Reporting Requirements.  Furnish to Rogers, or cause to be furnished to Rogers (via e-mail whenever possible), the following:

i.                      as soon as possible, and in any event within five calendar days after becoming aware of the occurrence or existence of each Default or Event of Default under this Agreement or of any of the Loan Documents, or of any material adverse change in the financial condition of LEI, a written statement of the chief financial officer of LEI (or in his or her absence, a responsible senior officer of LEI who is an Authorized Officer), setting forth details of the Default, Event of Default, or change, and the action that LEI has taken, or has caused to be taken, or proposes to take, or to cause to be taken, regarding the event;

ii.                      as soon as available, and in any event within five days after LEI files its annual report for each fiscal year, beginning with the fiscal year ending on March 31, 2014, the unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audited report for that fiscal year for LEI, including audited financial statements (consolidated, as applicable) of LEI as of the end of that fiscal year (which shall include a statement of cash flows), all prepared in all material respects in conformity with GAAP consistently applied and all as audited by Hein & Associates, LLP (or any other reputable independent certified public accountants selected by LEI);

iii.                      as soon as available, and in any event within twenty-five days after and as of the end of each calendar month, including the last reporting period of each of LEI’s fiscal years, draft financial statements of LEI, consolidated, as applicable, for and as of that reporting period, including a balance sheet, statement of earnings, and statement of cash flows for and as of the reporting period then ending and for and as of that portion of the fiscal year then ending, in each case, prepared and certified by the chief financial officer of LEI (or in his or her absence, a responsible senior officer of LEI that is an Authorized Officer) as to consistency with prior financial reports and accounting periods, accuracy, and fairness of presentation; however, for each month that is the end of a fiscal quarter, LEI shall instead provide to Rogers via e-mail within five days after it is filed with the SEC a copy of or a link to its Form 10-Q for that fiscal quarter;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

iv.                      concurrently with the delivery to Rogers of the financial statements described in clauses (ii) and (iii) above, a certificate from the chief financial officer of LEI (or in his or her absence, a responsible senior officer of LEI who is an Authorized Officer), in form and content satisfactory to Rogers, certifying, as of the date of the certificate, that no Default or Event of Default has occurred under any Loan Document that is then continuing or, if a Default or Event of Default has occurred and does continue, specifying the nature and period of existence and all actions taken or proposed to be taken by LEI with respect to the Default or Event of Default;

(1)                        on or before January 1st of each calendar year, commencing January 1, 2014, at LEI’s expense, a Reserve Report prepared by an Approved Engineer dated as of a date on or about (but in any event not later than) October 1st of the immediately preceding year; and (2) and on or before July 1st of each calendar year, commencing July 1, 2014, at LEI’s expense, a Reserve Report prepared by an Approved Engineer dated as of a date on or about (but in any event not later than) April 1st of that calendar year.

v.                      concurrently with the delivery to Rogers of the Reserve Reports described in clause (v) above, a certificate from an Authorized Officer certifying that, to the best of that officer’s knowledge, (A) the factual information upon which the Reserve Report is based is true and correct in all material respects, (B) the certificate identifies the Oil and Gas Properties covered by the Reserve Report that have not been previously included in any prior Reserve Report, and (C) the Mortgaged Property constitutes not less than 80% of the Proved Reserves (whether developed or undeveloped) set forth in the Reserve Report;

vi.                      as soon as available, and in any event no later than fifty days after the end of each calendar quarter, an internally prepared operations update of current producing wells, new workovers performed, new redrill/reworked wells, or new wells drilled for the previous quarter.  This update would include the current status of each well, cost overruns, open AFEs, or any other information necessary that management would need to run LEI’s operations.  This information shall be presented in a form and in substance reasonably satisfactory to Rogers;

vii.                      as soon as available, and in any event no later than fifty days after the end of each calendar quarter, LEI’s projected budget and schedule for capital expenditures by LEI for the next upcoming calendar quarter (e.g., with the quarter ending March 31, 2014, LEI shall provide to Rogers a projected budget and schedule for capital expenditures for the quarter beginning July 1, 2014, no later than May 20, 2014);

viii.                      promptly upon receipt of them, copies of all management letters and other substantive reports submitted to LEI by independent certified public accountants in connection with any annual audit of LEI;

ix.                      promptly after they are available, copies of each annual report, proxy, or financial statement or other report or communication sent to any holder of debt securities of LEI and copies of all annual, regular, periodic, and special reports and registration statements that LEI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Rogers pursuant to this Agreement;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

x.                      promptly after they are paid in full but in no event later than thirty days after the Closing Date, copies of documents establishing that all of the $3.25 million in outstanding loans incurred by LEI after March 31, 2013, and prior to the Closing Date of this Loan have been paid in full;

xi.                      immediately upon receipt of confirmation that a wire transfer payment has been made to Rogers, LEI shall send via e-mail to Rogers’ attorney, Sharon E. Conway (or any subsequent attorney named by Rogers), a copy of the confirmation; and, for any payments made to Rogers by check, LEI shall contemporaneously send via e-mail to Rogers’ attorney a scanned PDF copy of the payment and any transmittal letter sent by LEI to Rogers, along with the Federal Express tracking number; and

xii.                      promptly, and in form and detail satisfactory to Rogers, all other information that Rogers may reasonably request from time to time.

b.                      Compliance with Laws, Maintenance of Existence, etc.  (i) Comply in all material respects with all applicable laws, rules, regulations, and orders, including all Environmental Laws, except to the extent that a failure to comply could not reasonably be expected to have a Material Adverse Effect; (ii) do all things necessary and proper to (A) maintain and preserve its (x) corporate or other existence and (y) franchises and privileges in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign entity authorized to do business in each jurisdiction where it has Assets or properties or conducts business, except where a failure to qualify or remain qualified could not reasonably be expected to have a Material Adverse Effect; and (iii) pay, before they become delinquent, all taxes, assessments, and governmental charges imposed upon it or upon its Assets except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

c.                      Maintenance of Properties.  LEI shall:

i.                      maintain, preserve, protect, and keep its respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals, and replacements so that the business carried on by LEI may be properly conducted at all times, unless LEI determines in good faith that the continued maintenance of certain property is no longer economically desirable, necessary, or useful to the business of LEI or the sale, assignment, or transfer of the property is otherwise permitted by Section 8(i);

ii.                      operate its Oil and Gas Properties and other material Assets, or cause its Oil and Gas Properties and other material Assets to be operated, in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable law, including applicable proration requirements and Environmental Laws, and all applicable law, rules, and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals from them, only if related to the Proved Reserves;

iii.                      promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses, and indebtedness accruing under the leases or other agreements affecting or pertaining to its Proved Reserves and will do all other things necessary to keep its rights to its Proved Reserves unimpaired and prevent any forfeiture of them or default under them;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

iv.                      promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts, and agreements affecting its interests in its Proved Reserves and other material Assets; and

v.                      to the extent LEI is not the operator of any Oil and Gas Property, LEI shall use reasonable efforts to cause the operator to comply with this Section 7(c).

d.                      Insurance.  Maintain, in each case, to the reasonable satisfaction of Rogers:

i.                      insurance on its property with an insurance company rated A or higher by A. M. Best Company with coverage against loss and damage in at least the amounts currently maintained by LEI and insuring against those risks that are typically insured against by Persons of comparable size to LEI and Persons engaged in the same or similar business as LEI; and

ii.                      all worker’s compensation, employer’s liability insurance, or similar insurance that may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the items listed above in this Section 7(d), all insurance policies required pursuant to this Section 7(d) shall: (i) name Rogers as loss payee (in the case of property insurance) or name Rogers as additional insured (in the case of liability insurance), as applicable; and (ii) provide that the insurer will provide at least thirty days’ (or ten days’, in the case of non-payment of premiums) prior written notice to Rogers before cancelling or materially modifying the policies.

e.                      Books and Records.  Keep books and records that accurately reflect all of its business affairs and transactions and permit Rogers or her representatives, upon seven calendar days’ prior notice, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and LEI authorizes its independent public accountant, with prior notice to LEI and an opportunity to attend, to discuss LEI’s financial matters with Rogers or her representatives) and to examine (and, at the expense of LEI, photocopy or electronic copy extracts from) any of its books or other records.  LEI shall pay any reasonable fees of its independent public accountant incurred in connection with Rogers’ exercise of her rights pursuant to this Section 7(e).

f.                      Agreement to Deliver Security Documents.

i.                      Deliver promptly to further secure the Obligations whenever requested by Rogers in good faith, Mortgages, Security Agreements, financing statements, continuation statements, extension agreements, and other similar agreements or instruments (in addition to those required to be delivered under Section 5) in form and substance reasonably satisfactory to Rogers in good faith for the purpose of granting, confirming, and perfecting first and prior (other than with respect to Liens permitted pursuant to Section 8(e)) liens or security interests in any property that is at that time Collateral Property or that was intended to be Collateral Property pursuant to any Loan Document previously executed and not then released by Rogers; provided, however, that LEI shall at all times maintain in effect in favor of Rogers (A) all Mortgages deemed necessary by Rogers to grant, confirm, and perfect first and prior (other than with respect to Liens permitted pursuant to Section 8(e)) liens or security interests in 80% of the Proved Reserves set forth in the most recent Reserve Report (whether developed or undeveloped); and further provided, however, that in the event that the Hydrocarbon Interests on which Rogers has a first priority perfected Lien (other than with respect to Liens permitted pursuant to Section 8(e)) shall constitute less than 80% of the Proved Reserves (whether developed or undeveloped), LEI shall promptly notify Rogers and execute or cause to be executed additional Mortgages necessary to increase the percentage to 80%, in each case, together with tax affidavits or other documents or instruments as may be necessary or, in the reasonable opinion of Rogers, desirable for the due recordation or filing of the additional Mortgages and (B) all Security Documents deemed necessary by Rogers to grant, confirm, and perfect first and prior liens and security interests in all of LEI’s personal property, including cash, accounts, receivables, inventory, contract rights, and general intangibles.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

ii.                      Deliver promptly title opinions or other title reports or information in form and substance reasonably acceptable to Rogers with respect to the Oil and Gas Properties constituting at least 80% in the aggregate of the present value (determined by a discount factor of 10%) of all Proved Reserves set forth in the most recent Reserve Report delivered to Rogers.

iii.                      Subordinate in favor of Rogers any contractual or statutory Liens held by LEI as co-working interest owner under joint operating agreements or similar contractual arrangements with respect to LEI’s share of the expense of exploration, development, and operation of oil, gas and mineral leasehold or fee interests jointly owned with others and operated by LEI.

g.                      Compliance with Other Contractual Obligations.  Perform and observe in all material respects all of the covenants and agreements contained in each contract or agreement to which LEI is a party that are provided to be performed and observed on the part of LEI, taking into account any grace period, and shall diligently and in good faith enforce, using appropriate procedures and proceedings, all of its material rights and remedies under (including taking all diligent actions required to collect amounts owed to LEI by any other parties) each contract or agreement, except, in each case, where failure to comply could not reasonably be expected to have a Material Adverse Effect.

h.                      Further Assurances.  At LEI’s expense, promptly execute and deliver to Rogers all other docments, agreements, and instruments reasonably requested by Rogers to comply with, cure any defects, or accomplish the conditions precedent, covenants, and agreements of LEI in the Loan Documents; or to further evidence and more fully describe the Collateral Property intended as security for the Obligations; or to correct any error or omission in this Agreement or the Security Documents; or to state more fully the obligations secured; or to perfect, protect, or preserve any Liens created pursuant to this Agreement or any of the Security Documents; or to perfect, protect, or preserve the priority of the Liens; or to make any recordings, file any notices, or obtain any consents; all as may be reasonably necessary or appropriate, in the sole discretion of Rogers.

i.                      Title to Properties.  Own good and defensible title to all of its Oil and Gas Properties and good title to all its Assets constituting personal property, in each case, free and clear of all Liens except Liens permitted by Section 8(e).  After giving full effect to the permitted Liens, LEI shall own the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of the Hydrocarbon Interests shall not in any material respect obligate LEI to bear the costs and expenses relating to the maintenance, development, and operations of each of the Hydrocarbon Interests in an amount in excess of the working interest of each Oil and Gas Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in LEI’s net revenue interest in the Hydrocarbon Interests.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

j.                      Use of Proceeds.  Use the proceeds of the Loan solely to refinance existing Debt and for general corporate purposes.

k.                      [INTENTIONALLY OMITTED.].

l.                      Compliance with ERISA.  In the event that LEI maintains or establishes a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or subsequently promulgated, including, but not limited to, minimum funding requirements; (b) promptly notify Bank upon the occurrence of a “reportable event” or “prohibited transaction” within the meaning of ERISA, or that the PBGC or LEI has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of the event that may be required to be filed with the PBGC; and (c) furnish to Rogers (or cause the plan administrator to furnish Rogers ) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by LEI not later than ten days after the report has been filed.

m.                      Indemnification.  Indemnify, defend, and save Rogers and her representatives, advisors, employees, agents, heirs, successors, and assigns (collectively, the “Indemnified Parties”) harmless from any and all claims, losses, costs, damages, liabilities, obligations, and expenses, including, without limitation, actual attorneys’ fees (whether inside or outside counsel is used), incurred by Rogers as a result of any Default or Event of Default, in defending or protecting the Liens or the priority of the Liens that secure or purport to secure all or any portion of the Loan, whether existing under any Loan Document or otherwise, or in enforcing the obligations of LEI or any other Person under or pursuant to any Loan Document, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with the Collateral Property or any Loan Document, INCLUDING ANY CLAIMS, LOSSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM ROGER’S OWN NEGLIGENCE, except and to the extent, but only to the extent, caused by Rogers’ gross negligence or willful misconduct.

n.                      Post-Closing Obligations.  LEI has either already executed and delivered the documents and complete the tasks set forth on Schedule B, in each case within the time limits specified in Schedule B (unless the time limits are extended in writing by Rogers), or Rogers has expressly waived the obligation.

o.                      Survival of Covenants.  All of the covenants in this Section 7 are considered effective as of the date given and survive the termination of this Agreement.

8.                      Negative Covenants.  Until payment in full of the Note and all other Obligations, LEI covenants that it shall not (unless Rogers otherwise consents in writing):

a.                      Asset Coverage Test.  Permit, as of any Test Date, the ratio of (i) Total Proved PV10% as in effect on the Test Date to (ii) the Obligations as of the Test Date to be less than 4.00 to 1.00; provided that in no event shall the Total Proved PV10% be less than $30,000,000 at any time.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

b.                      Business Activities.  Engage in any business activity except the Oil and Gas Business.

c.                      Debt.  Incur or assume any Debt, except for (i) Debt pursuant to the Loan and other Obligations, (ii) Debt directly related to Hedge Transactions that LEI is permitted to enter into (or not prohibited from entering into) pursuant to Section 8(d), and (iii) current unsecured trade, utility, or non-extraordinary accounts payable arising in the ordinary course of business.

d.                      Hedge Transactions.  Enter into any Hedge Transaction, except that LEI shall be permitted to enter into Hedge Transactions with a credible counterparty related to bona fide (and not speculative) hedging activities of LEI.

e.                      Liens.  Permit, create, incur, assume, or suffer to exist any Lien upon any of its property, revenues, or Assets, whether now owned or subsequently acquired, except:

i.                      Liens securing payment of the Obligations;

ii.                      Liens for taxes, assessments, or other governmental charges or levies that are not delinquent or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

iii.                      Liens of carriers, warehousemen, mechanics, materialmen, landlords, and other like Liens incurred in the ordinary course of business for sums in an amount of less than $250,000.00 and that are not overdue for a period of more than ninety days or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

iv.                      Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, pensions, or other forms of governmental insurance or benefits;

v.                      Liens relating to banker’s liens, rights of set-off, or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System and no deposit account is intended by LEI to provide collateral to the depository institution;

vi.                      easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants, and other restrictions regarding the use of real property and other similar encumbrances incurred in the ordinary course of business that do not secure the payment of Debt and that, in the aggregate, are not substantial in amount and that do not in the aggregate materially detract from the value of the Hydrocarbon Interest subject to these restrictions or materially interfere with the ordinary conduct of LEI’s business;

vii.                      Liens of operators and/or co-working interest owners under joint operating agreements or similar contractual arrangements with respect to LEI’s proportionate share of the expense of exploration, development, and operation of oil, gas, and mineral leasehold or fee interests jointly owned with others, to the extent that they relate to sums not yet overdue, or if they relate to sums that are overdue, then to the extent that they are being contested in good faith by appropriate proceedings and execution of the associated Lien has been stayed, either pursuant to agreement of the Lien claimant or by a valid order of a court having jurisdiction;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

viii.                      (A) to the extent not addressed in clauses (vi) and (xii), Liens or claims upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or (B) adverse judgments on appeal, provided, that, in each case, (1) the validity or amount of the judgment is being contested in good faith by appropriate and lawful proceedings, (2) the levy or execution on the judgment has been stayed and continues to be stayed, and (3) the judgments do not, in the aggregate, materially detract from the value of the property of LEI, or materially impair the use of the property in the operation of LEI’s business;

ix.                      rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of the Governmental Authority, so long as LEI is in compliance with all applicable laws, except for any non-compliance that would not result in a Material Adverse Effect;

x.                      All lessor’s royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests, and other burdens on or deductions from the proceeds of production created or in existence as of the date of this Agreement with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for the Oil and Gas Property (if any) or increase the working interest for the Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest and that do not operate to reduce the net revenue interest for the Oil and Gas Property below the net revenue interest, if any, warranted by LEI for that Oil and Gas Property in any Mortgage;

xi.                      consents to assignment and similar contractual provisions affecting an Oil and Gas Property to the extent and only to the extent that the consents do not affect the grant or assignment and delivery of any Security Document, any existing Lien held by Rogers, or the execution of any remedies under any of the Loan Documents by Rogers; and

xii.                      (1) zoning, building, entitlement, and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (2) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of LEI.

f.                      Investments.  Make, incur, or assume any Investment in any other Person (including, without limitation, formation of and Investment in any Subsidiary) except:

i.                      extensions of trade credit in the ordinary course of business;

ii.                      Investments in Cash Equivalent Investments;

iii.                      the endorsement of negotiable instruments for collection in the ordinary course of business;

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

iv.                      Investments in Hedge Transactions to the extent not otherwise prohibited by this Agreement;

v.                      Investments with third parties that (1) are customary in the Oil and Gas Business, (2) are made in the ordinary course of the Person’s and LEI’s business, and (3) are made in the form of or pursuant to operating agreements, process agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, and other similar agreements; and

vi.                      guarantees by LEI of operating leases or of other obligations that, in each case, do not constitute Debt and are entered into in the ordinary course of business.

g.                      Sale and Leaseback.  Directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by LEI of any property (now owned or subsequently acquired) to a Person and the subsequent lease or rental of that property or other similar property from that Person to LEI.

h.                      Consolidation, Merger, etc.  Become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the business or assets of any Person, or all or substantially all of the shares or other evidence of beneficial ownership of any Person that results in a Change In Management of LEI, or wind up, dissolve, or liquidate.

i.                      Disposition of Assets.  Dispose of any Capital Stock owned or held by it or any other Assets, except:

i.                      Dispositions of Hydrocarbons and other inventory in the ordinary course of business;

ii.                     Dispositions of obsolete, damaged, worn out, or replaced property and dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of LEI;

iii.                      Disposition to third parties of Oil and Gas Properties, provided that: (A) no Event of Default exists at the time of the Disposition or results from the Disposition; (B) the Total Proved PV10% shall be reduced, effective immediately upon the Disposition, by Rogers in her sole discretion by an amount equal to the aggregate value of the Oil and Gas Properties (as determined by Rogers to be the approximate value, if any, assigned to the Oil and Gas Properties under the most recent Total Proved PV10% determination); (C) the consideration received from the Disposition is equal to or greater than the fair market value of the Oil and Gas Properties (as reasonably determined by LEI’s management or Board of Directors and, if requested by Rogers, LEI shall deliver a certificate of an Authorized Officer of LEI certifying to that effect); and (D) to the extent a Collateral Value Deficiency results from any reduction pursuant to Section 8(i)(iii)(B), up to one-hundred percent (100%) of the gross proceeds of the Disposition is immediately paid to Rogers by wire transfer of immediately available funds and applied first to any unpaid Obligations, then to accrued interest, and then to principal; and

iv.                      farmouts of undeveloped acreage and assignments in connection with any farmouts.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

In the event of the Disposition of any Assets as permitted by this Section 8(i) or otherwise permitted under the Loan Documents, Rogers shall execute and deliver to LEI, at LEI’s sole cost and expense, any and all releases of Liens, termination statements, assignments, or other documents reasonably requested by LEI in connection with the Disposition.

j.                      Transactions with Affiliates.  Except as otherwise permitted by this Agreement or any other Loan Document, not enter into, or cause, suffer, or permit to exist any arrangement or contract with any Affiliate of LEI unless the arrangement or contract is fair and equitable to LEI and is on terms no less favorable to LEI than an arrangement or contract of the kind that would be entered into by a prudent Person in the position of LEI with a Person that is not an Affiliate of LEI.

k.                      Restrictive Agreements, etc.  Enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting (a) the creation or assumption of any Lien upon its Assets, whether now owned or subsequently acquired, under any of the Security Documents; or (b) the ability of LEI to enter into an amendment or modification of this Agreement or any other Loan Document.

l.                      Gas Imbalances.  Allow gas imbalances, take-or-pay, or other prepayments with respect to the Oil and Gas Properties of LEI that would require LEI to deliver Hydrocarbons at some future time without then or subsequently receiving full payment for them to exceed three percent (3%) of the aggregate amount of Hydrocarbons (on an mcf equivalent basis) produced from the Oil and Gas Properties of LEI during the fiscal quarter of LEI then ended.

m.                      Accounting.  Change its fiscal year or make any change (a) in accounting treatment or material reporting practices, except as permitted by GAAP and disclosed to Rogers or (b) in tax reporting treatment, except as permitted by law and disclosed to Rogers.

n.                      Modification of Organizational Documents and Contract Operator Agreement.  Consent to any amendment, supplement, or other modification of the terms or provisions contained in (i) the organizational documents of LEI if the result would have a Material Adverse Effect on the rights or remedies of Rogers, or (ii) any Contract Operator Agreement if the amendment, supplement, or other modification could reasonably be expected to be materially detrimental to the interests of Rogers.

o.                      Sale or Discount of Receivables.  Except for receivables obtained by LEI that are outside the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection of them and not in connection with any financing transaction, LEI will not discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

p.                      Marketing.   LEI represents that it is receiving a price for all production sold under its contracts disclosed in writing to Rogers or included in the most recently delivered Reserve Report that is computed substantially in accordance with the terms of the relevant contract and deliveries are not being curtailed substantially below the subject Oil and Gas Property’s delivery capacity.  Except for contracts either disclosed in writing to Rogers or included in the most recently delivered Reserve Report, LEI will not enter into any material agreement that (a) pertains to the sale of production at a fixed price and (b) has a maturity or expiry date of longer than six months except agreements that are cancelable on 60 days’ notice or less without penalty or detriment for the sale from LEI’s Hydrocarbons (including calls on or other rights to purchase production, regardless of whether these rights are currently being exercised).

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

q.                      Pension Plans.  Except in compliance with this Agreement, enter into, maintain, or make contribution to, directly or indirectly, any Pension Plan that is subject to ERISA.

r.                      Survival of Covenants.  All of the covenants in this Section 8 are considered effective as of the date given and survive the termination of this Agreement.

9.                      Default.  LEI will be in default of this Agreement, the Note, the Security Agreement, and the other Loan Documents if LEI fails in its performance of any duty imposed on it in the Loan Documents, or if any of the following happens (“Default” or “Event of Default”):

a.                      LEI fails to timely make any principal or interest payment on the Note (at which time default interest and late payments set forth in the Note automatically apply retroactively for that payment through the date the payment is made in full), and Rogers gives notice of this failure to LEI but does not receive the payment in full on or before the fifteenth day after the date Rogers gives LEI notice of its failure to pay.  If LEI pays all past due amounts prior to the fifteenth day after notice from Rogers of the late payment, the Loan shall not be declared in Default and the Note shall revert back to the regular non-default interest rate.

b.                      LEI fails to timely make any payment of any Obligation due pursuant to this Agreement, the Note, the Security Agreement, or any of the other Loan Documents, and Rogers gives notice of this failure to LEI but does not receive the payment in full on or before the tenth day after the date Rogers gives Lucas the notice.

c.                      Any representation or warranty made in this Agreement or in any of the Loan Documents or any other writing or certificate furnished by or on behalf of LEI to Rogers is or shall be false or incorrect when made or deemed made and results in a Material Adverse Effect to Rogers.

d.                      (i)  LEI fails to comply with its covenants or agreements contained in Section 7(a)(i) and (xi), 7(b)(ii)(A)(x), 7(d), or 7(n) or Section 8 (other than Section 8(i) and 8(k)) of this Agreement; (ii) LEI fails to comply with its covenants or agreements contained in Section 8(i) or 8(k) of this Agreement, and the default continues for a period of thirty Business Days after the earlier of (A) the date any officer of LEI has knowledge of the default or (B) Rogers sends notice of the default to LEI; or (iii) LEI fails to comply with its covenants or agreements contained in this Agreement or in any of the other Loan Documents that is not covered by clause (i) or (ii) or any other provision of this Section 9 and the default continues for a period of thirty days after the earlier of (A) the date any officer of LEI has knowledge of the default or (B) Rogers sends notice of the default to LEI.

e.                      LEI (i) applies for or consents to the appointment of a receiver, custodian, trustee, intervenor, or liquidator of it or of all or a substantial part of its assets; (ii) voluntarily becomes the subject of a bankruptcy, reorganization or insolvency proceeding or be insolvent or admit in writing that it is unable to pay debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws; (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; (vi) becomes the subject of an order for relief under any bankruptcy, reorganization, or insolvency proceeding; or (vii) fails to pay any money judgment against it before the expiration of thirty days after the judgment becomes final and no longer subject to appeal.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

f.                      An order, judgment, or decree is entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, custodian, trustee, intervenor, or liquidator of LEI or of all or substantially all of its assets, and the order, judgment, or decree continues unstayed and in effect for a period of sixty days; or a complaint or petition is filed against LEI seeking or instituting a bankruptcy, insolvency, reorganization, rehabilitation, or receivership proceeding of LEI, and the petition or complaint has not been dismissed within thirty days after it was filed.

g.                      LEI defaults in the payment of any Debt of LEI (other than to Rogers) or in the observance or performance of any term, covenant, or condition in any document evidencing, securing, or relating to the Debt, and the default continues for more than any applicable period of grace and the default results in LEI owing, through default and/or acceleration, an amount in excess of $250,000.00.

h.                      Any Loan Document is terminated, revoked, or otherwise rendered void or unenforceable, in any case without Rogers’ prior written consent.

i.                      Any Change in Management occurs.

j.                      A Material Adverse Effect occurs.

k.                      An event of default under any other Loan Document occurs and continues.

l.                      At any time on or after August 13, 2013, and continuing until the Note is paid in full, the Board of Directors of LEI fails to allow Rogers’ designated Board observer to attend, observe, or participate in discussions in any meeting of the Board of Directors of LEI, or LEI fails to give Rogers’ designated Board observer the same notice of the Board meeting as that given to the Board members.

10.                      Representations and Warranties of Rogers.  Rogers acknowledges that, due to the terms and conditions of this Agreement and the disclosure requirements set forth in it, she will have access to and will be provided by LEI with, certain material non-public information about LEI.  In connection with this acknowledgement by Rogers and in partial consideration for LEI providing this information to Rogers, Rogers agrees that:

a.                      LEI is a publicly-traded company;

b.                      neither Rogers nor any of her Affiliates or representatives will take any action to:

i.                      directly or indirectly buy, sell, advise a market maker to post a bid or ask price, sell short, or cover any short sale (each a “Trading Transaction”); or

ii.                      induce, instruct, or advise any person to affect a Trading Transaction, in any of LEI’s common stock, based on any material non-public information relating to Rogers; and

c.                      Rogers will not, at any time, disclose, in whole or in part, Confidential Information to any Person, except to her Affiliates and her and their respective authorized representatives, agents, independent contractors, consultants, attorneys, accountants, and financial advisors, or as may be necessary or appropriate to carry out the terms of this Agreement, without first obtaining express written permission from LEI, except if required to do so pursuant to court order or subpoena.  The requirements of this Section 10(c) shall survive the termination of this Agreement and the repayment of the Loan.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

11.                      Remedies Upon Event of Default.  If an Event of Default occurs and continues after any permitted curative time has passed, but without impairing or otherwise limiting Rogers’ right to demand payment of all or any portion of the Loan that is payable on demand, then Rogers, at her option, may (a) declare the outstanding principal and all accrued interest under the Note, as well as any other Obligations of LEI to Rogers, to be immediately due and payable, at which time they shall immediately become due and payable in full without notice, presentment, demand, protest, notice of intention to accelerate, or any other notice of any kind, all of which LEI expressly waives, anything contained in this Agreement or in the other Loan Documents to the contrary notwithstanding; (b) reduce any claim to judgment; and/or (c) without notice of default or demand, pursue and enforce any of Rogers’ rights and remedies under the Loan Documents or otherwise provided under or pursuant to any applicable law or agreement; provided that if any Event of Default described in clauses (e) or (f) of Section 9, occurs then the outstanding principal and all accrued interest under the Note, as well as any other Obligations of LEI to Rogers, shall automatically be and become immediately due and payable, without notice or demand.

12.                      Miscellaneous.

a.                      Waiver.  No failure to exercise, and no delay in exercising, on the part of Rogers, any right under this Agreement shall operate as a waiver that right, nor shall any single or partial exercise of a right preclude any other or further exercise of that right or the exercise of any other right.  The rights of Rogers under this Agreement and under the other Loan Documents shall be in addition to all other rights provided by law.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar, or other instances without notice or demand.

b.                      Notices.  Any and all notices or communications related in any way to this Agreement or any other Loan Document may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address.  Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a Business Day shall be deemed to be delivered on that date.  Any facsimile or e-mail notice not received by 5:00 p.m. on a Business Day shall be deemed to be received on the first following business day.

Notices to LEI:

Lucas Energy, Inc.
3555 Timmons Lane, Suite 1550
Houston, Texas  77027
Attention: Anthony C. Schnur, Chief Executive Officer
Telephone:  (713) 528-1881
Facsimile:  (713) 337-1510
E-mail:  TSchnur@LucasEnergy.com
Notice may be delivered by facsimile or e-mail with proof of receipt.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

Notices to Rogers:

Louise H. Rogers
c/o Sharon E. Conway
Attorney at Law
2441 High Timbers, Suite 410
The Woodlands, Texas  77380-1052
Facsimile number:  (281) 754-4685
E-mail address:  SConway@SConwayLaw.com
Notice may be delivered by facsimile or e-mail with proof of receipt.

The parties agree to provide e-mail return receipt acknowledgements to each other upon receipt of any e-mail from the other party requesting a return receipt, or, if unable to send a return receipt, agree to promptly send an e-mail in response simply confirming receipt of the e-mail.

Any of the above contact information or designated representatives for the purpose of notice may be changed by that party or an authorized representative of that party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective.  For all purposes under this Agreement, any notice given by Ms. Conway (or any other legal counsel designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

c.                      Governing Law.  This Agreement and the other Loan Documents are being executed and delivered, and are intended to be performed, in the State of Texas, and the substantive laws of Texas shall govern the validity, construction, enforcement and interpretation of this Agreement and all other Loan Documents.  Venue is agreed to be proper in Montgomery County, Texas, and any challenge to venue in Montgomery County, Texas, is expressly waived by LEI.

d.                      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, the provision shall be automatically modified to the minimum extent necessary to make the provision fully legal, valid, and enforceable.  However, if the provision cannot be modified, then it shall be fully severable and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its modification or severance from this Agreement.

e.                      Entirety and Amendments.  This Agreement and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter contained in this Agreement and the other Loan Documents as of March 14, 2014.  This Agreement and the other Loan Documents may be amended only by an instrument in writing executed by the party, or an authorized officer of the party, against whom the amendment is sought to be enforced.

f.                      Headings; Cross-References; Defined Terms.  Paragraph and section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.  Capitalized terms used in this Agreement and not otherwise defined in the body of this Agreement shall have the meanings set forth in Schedule A.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

g.                      Construction and Conflicts.  The provisions of this Agreement shall be in addition to those of the Note, the Loan Documents, and any other guaranty, pledge, security agreement, note, or other evidence of liability held by Rogers, all of which shall be construed as complementary to each other.  Nothing contained in this Agreement shall prevent Rogers from enforcing the Note, the Loan Documents, and any and all other notes, guaranty, pledge, or security agreements in accordance with their respective terms.  To the extent of any conflict or contradiction between the terms of this Agreement and the terms of the Note, the Loan Documents, or any other document executed in connection with the Loan, the Note shall control.  Otherwise, this Agreement shall control.

h.                      Financial Terms.  As used in this Agreement, all financial and accounting terms not otherwise defined in this Agreement shall be defined and calculated in accordance with generally accepted accounting principles consistently applied.

i.                      Expenses of Rogers.  LEI will, within fifteen days from demand, reimburse Rogers for all expenses incurred by her in entering into this transaction except as otherwise provided in this Agreement, including, without limitation, any reserve engineering related fees and expenses, and all actual fees and expenses incurred by legal counsel for Rogers in connection with the preparation, administration, monitoring, amendment, modification, or enforcement of this Agreement, the Note, and the Loan Documents, and the collection or the attempted collection of the Note.  Attorney’s fees (exclusive of expenses) incurred after the Closing Date that are unrelated to closing or to completing closing tasks and that are incurred for monitoring the Loan and compliance with the Loan Documents, for preparing minor amendments during the duration of the Loan, and for arranging for releases of liens and termination of the Loan Documents after payment in full by LEI shall not exceed the aggregate total of $50,000.00 during the two-year term of the Loan.  If the Loan is extended, then this maximum shall increase by $25,000.00 for each additional year for which the Loan is extended, and pro rata by $25,000.00 for any extension period that is less than a year.  If any major modifications to the Loan Documents are requested by the parties and undertaken by counsel for Rogers, including but not limited to restating any of the original Loan Documents, increasing the principal amount loaned, or generating any completely new documents, then this cap shall not apply.  This cap expressly does not apply to any attorney’s fees and expenses incurred by Rogers during the month of April 2014, which are expressly excluded from this cap.  In addition, this cap does not in any way apply to attorney’s fees incurred in an Event of Default or incurred by Rogers in enforcing her rights under any of the Loan Documents after an Event of Default occurs.

j.                      Reliance on and Survival of Various Provisions.  All terms, covenants, agreements, representations, and warranties of LEI made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of LEI in connection with any Loan Document, shall be deemed to have been relied upon by Rogers, notwithstanding any investigation previously or subsequently made by Rogers or on Rogers’ behalf, and those covenants and agreements of LEI set forth in  Section 7(m) (together with any other indemnities of LEI contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Obligations.

k.                      Successors and Assigns; Participation.  This Agreement shall be binding upon and shall inure to the benefit of LEI and Rogers and their respective successors and assigns.  Neither LEI nor Rogers may assign any of their rights or obligations under this Agreement or any of the other Loan Documents without the express written consent of the other party.

l.                      Designations by Rogers.  For any designations by Rogers of third parties provided under this Agreement or any of the other Loan Documents, the designation shall be made by Rogers in writing and delivered to LEI as provided under “Notices” above.  Any designations made by a person holding power of attorney for Rogers shall constitute a designation by Rogers.

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

No Oral Agreements.  This written Second Amended Letter Loan Agreement, along with the other Loan Documents, represents the final agreement between the parties as of its effective date and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  No unwritten oral agreements exist between the parties.

If Rogers agrees to the terms set forth above, Rogers should execute this Agreement in the space indicated below.

Borrower:

Lucas Energy, Inc.

By:	/s/Anthony C. Schnur
Anthony C. Schnur, Chief Executive Officer

Date of Signature: November 21 , 2014

ACCEPTED:

Lender:

/s/Sharon E. Conway
Louise H. Rogers, as her Separate Property
By Sharon E. Conway as her attorney-in-fact

Date of Signature:  November  24 , 2014

Second Amended Letter Loan Agreement
Rogers-Lucas Energy Loan/November 13, 2014

SCHEDULE A

Definitions

“LEI” means Lucas Energy, Inc., the Borrower in this Loan transaction.

“Rogers” means Louise H. Rogers, the Lender in this Loan transaction.

******

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.

“Approved Engineer” means any independent engineer recognized in the U.S. oil and gas loan syndication market and satisfactory to Rogers.  The parties agree that Forrest A. Garb & Associates, Inc., and Octagon Advisors are deemed to be Approved Engineers.

“Asset” means, as to any Person, all property of any kind, real or personal, tangible or intangible, legal or equitable, whether now owned or subsequently acquired, including, without limitation, the Hydrocarbon Interests, money, stock, accounts receivable, contract rights, franchises, value as a going concern, causes of action, undivided fractional ownership interests, intellectual property rights, and anything of any value that can be made available for, or may be appropriated to, the payment of debts.

“Asset Coverage Deficiency” means either (a) the Asset Coverage Ratio as of any Test Date is less than 4.00 to 1.00, or (b) the Total Proved PV10% in effect on the Test Date is less than $30,000,000.

“Asset Coverage Ratio” means, as of any Test Date, the ratio of (a) Total Proved PV10% as in effect on the Test Date to (b) the Obligations as of the Test Date.

“Authorized Officer” means those officers of LEI whose signatures and incumbency have been certified by LEI to Rogers.

“Business Day” means any day that is neither a Saturday nor Sunday nor a legal holiday on which banks are authorized or required to be closed in Tyler, Texas, or Houston, Texas.

“Capital Stock” means any and all shares, interests (including partnership interests and membership interests), participations, or other equivalents (however designated) of capital stock of a corporation, partnership, limited liability company, or other legal entity; securities convertible into or exchangeable for shares, interests, or participations in any and all equivalent ownership interests in a Person; and any and all warrants or options to purchase any of these ownership interests.

“Cash Equivalent Investment” means, at any time:

(a) any evidence of Debt that matures not more than one year after the date the Debt is issued or guaranteed by the United States Government;

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

(b) commercial paper that matures not more than six months from the date of issue, that is issued by (i) a corporation (other than an Affiliate of LEI) organized under the laws of any state of the United States or of the District of Columbia and rated one of the three highest rating categories by S&P or Moody’s, or (ii) any lender (or its holding company);

(c) any certificate of deposit or bankers acceptance that matures not more than one year after it is obtained that is issued by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00, and whose long-term certificates of deposit or bankers acceptances are, at the time of acquisition by LEI, rated A-1 by S&P or P-1 by Moody’s;

(d) deposit accounts in a bank or trust company organized under the laws of the United States or any state of the United States that has capital, surplus, and undivided profits aggregating at least $250,000,000.00 and whose commercial paper or short term bank deposits (or that of the holding company with which the bank or trust company is affiliated) are rated A-1 by S&P or P-1 by Moody’s;

(e) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any U.S. agency and backed by the full faith and credit of the United States, as the case may be, in each case maturing no later than one year from the date of acquisition; or

(f) money market, mutual, or similar funds that invest in obligations referred to clauses (a), (b), (c), (d), or (e) of this definition, and in each case the funds have assets in excess of $250,000,000.00.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Management” means:  (a) Anthony C. Schnur shall cease or fail for any reason to serve and function in his current capacity as Chief Executive Officer of LEI and is not succeeded in that position by a person reasonably acceptable to Rogers; or (b) William J. Dale shall cease or fail for any reason to serve and function in his current capacity as Chief Financial Officer of LEI and is not succeeded in that position by a person reasonably acceptable to Rogers.

“Collateral Property” means any Mortgaged Property or Collateral, each as defined and specified in the applicable Security Document.

“Confidential Information” means all business plans, data, production results, reports, and all information of any nature concerning LEI’s financial statements and resources, results of operations, technical information, business dealings, negotiations with third parties, potential mergers and acquisitions, and all other material non-public information relating to LEI. Confidential Information shall not include information that (a) is known by Rogers prior to its disclosure by LEI and that is not subject to other confidentiality obligations; (b) is or becomes publicly known through no breach of the Letter Loan Agreement or any other agreement binding Rogers; (c) is received from a third party without a breach of any confidentiality obligation known to Rogers; (d) is independently developed by Rogers; or (e) is disclosed with LEI’s prior written consent.

“Contract Operator Agreement” means any contract or agreement to which LEI is a party and pursuant to which another Person (other than LEI or owner of a working interest in the Oil and Gas Properties) provides operating services with respect to any of LEI’s Oil and Gas Properties, as amended, supplemented or otherwise modified.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Debt” and “Indebtedness” both mean all liabilities of a Person that should be classified as liabilities in accordance with GAAP, and includes current unsecured trade, utility, and non-extraordinary accounts payable arising in the ordinary course of business.

“Debt Service Reserve Escrow Account” means the account set up by Robertson Global Credit, LLC, at Bank of Texas to hold in escrow LEI’s prepayment via escrow of the first six months of interest payments under the Note.

“Default” means any Event of Default or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default, as described more fully in the Letter Loan Agreement and in the relevant Security Document.

“Disposition” and “Dispose” both mean the sale, transfer, license, lease, or other disposition of any Asset by any Person.

“Determination Period” means the period from the date of the Letter Loan Agreement to the initial Scheduled Collateral Value Determination Date, and each subsequent six-month period between Scheduled Collateral Value Determination Dates.

“Environmental Laws” means any applicable federal, state, or local laws, rules, or regulations, and any judicial, arbitral, or administrative interpretations of them, including any applicable judicial, arbitral, or administrative order, judgment, permit, approval, decision, or determination pertaining to health or safety (to the extent health or safety relate to exposure to Hazardous Materials) or the environment in effect at the time in question, including CERCLA; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act, as amended; the Resource Conservation and Recovery Act, as amended (“RCRA”); the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Superfund Amendment and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; comparable state and local laws; and other environmental conservation and protection laws.  The terms “hazardous substance,” “Release,” and “threatened Release” shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA and the term “oil” shall have the meaning specified in the Oil Pollution Act, as amended (“OPA”); provided, that (i) in the event either CERCLA, RCRA, or OPA is amended in a manner that broadens the meaning of any term defined in those Acts, the broader meaning shall apply with respect to Sections 2.2 through 2.5 of the Mortgages from and after the date of adoption and legal effect of the amendment, and, with respect to Section 2.7 of the Mortgages, as of the earliest date on which the adopted amendment has legal effect (including legally enforceable retroactive effect); and (ii) to the extent the laws of the state or states in which any Property of LEI is located establish a meaning for “hazardous substance,” “release,” “threatened release,” “solid waste,” “disposal,” or “oil” that is broader than that specified in CERCLA, RCRA, or OPA, the broader meaning shall apply, with respect to Sections 2.2 through 2.5 of the Mortgages, from and after the date of adoption and legal effect of the amendment, and, with respect to Section 2.7 of the Mortgages, as of the earliest date on which the adopted amendment has legal effect (including legally enforceable retroactive effect).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“GAAP” means generally accepted accounting principles.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Governmental Authority” means the government of the United States or of any other nation or country, or of any political subdivision of that nation or country, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Hazardous Material” means any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, or substance within the meaning of any applicable national, regional, state, or local law, regulation, ordinance, or legally enforceable requirement (including consent decrees and administrative orders) regulating or imposing liability concerning any hazardous, toxic, or dangerous waste, substance, or material, and as any of these may be subsequently amended.

“Hedge Transaction” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of these (including any options to enter into any of these), regardless of whether the transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, as amended, supplemented, restated, or otherwise modified from time to time.

“Hedging Obligations” means, with respect to any Person, all liabilities or obligations of that Person under any Hedge Transaction.

“Hydrocarbon Interests” means all rights, titles, interests, and estates now owned or subsequently acquired by LEI in any and all oil, gas, and other liquid or gaseous hydrocarbon properties and interests, including, without limitation, mineral fee or lease interests, production sharing agreements, concession agreements, license agreements, service agreements, risk service agreements, or similar Hydrocarbon interests granted by an appropriate Governmental Authority, farmout, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests, and similar interests in Hydrocarbons, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled, and dehydrated from them and all products refined from them, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur, and all other minerals.

“including” means including without limiting the generality of any description preceding the term, and, for purposes of the Letter Loan Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement that is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

“Indemnified Parties” means Rogers and her representatives, advisors, employees, agents, heirs, successors, and assigns.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Initial Reserve Report” means that certain reserve report dated as of April 1, 2013, prepared by Forrest A. Garb and Associates, Inc., reflecting reserves as of April 1, 2013.

“Investment” means, with respect to any Person:  (a) any loan, advance, extension of credit, or capital contribution made by that Person to any other Person (excluding commission, travel, and similar advances to officers and employees made in the ordinary course of business); (b) any guarantee, endorsement, or other secondary liability of a Person for or upon the obligations or Debt of any other Person (whether directly or indirectly); and (c) the acquisition (whether for cash, property, services, securities, or otherwise) of any Capital Stock or other ownership or similar interest by a Person in any other Person.  The amount of any Investment shall be the original principal or capital amount invested (without adjustment by reason of the financial condition of the other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of the property.

“Lien” means, with respect to any Person, any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.  For purposes of the Letter Loan Agreement, the term “Lien” shall exclude contractual provisions establishing set off rights, netting arrangements, and negative pledges.

“Loan” is Rogers’ agreement to lend to LEI on or about , 2013, Seven Million Five Hundred Thousand 00/100 Dollars ($7,500,000.00), pursuant to the terms and conditions set forth in the Letter Loan Agreement and the other Loan Documents.

“Loan Document” means the Letter Loan Agreement, the Note, and each Security Agreement, Mortgage, and other Security Documents, together, in each case, with all exhibits, schedules, and attachments to them, and all other agreements, documents, or instruments executed or delivered from time to time in connection with or pursuant to any of the documents listed, and any amendments to or restatements of any of the documents listed.

“Material Adverse Effect” means a material negative change to or impairment of:  (i) the business, properties, assets, liabilities, conditions (financial or otherwise), operations, or prospects of LEI; (ii) the ability of LEI to perform its obligations under any of the Loan Documents; or (iii) the validity or enforceability of the Letter Loan Agreement or any of the other Loan Documents.

“Maturity Date” is , 2015.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, collateral mortgage, deed of trust, security agreement, or assignment, in a form reasonably acceptable to Rogers and delivered by LEI pursuant to the terms of the Letter Loan Agreement, in each case as amended, supplemented, restated, or otherwise modified from time to time.
“Mortgaged Property” is defined in each Mortgage.

“Net Cash Proceeds” means in connection with the Disposition of any Assets permitted by Section 8(i) of the Letter Loan Agreement, the cash proceeds received from the issuance or sale, as applicable, net of all investment banking fees, legal fees, accountants’ fees, underwriting discounts, and commissions and other customary fees and expenses actually incurred and satisfactorily documented in connection with the Disposition.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Note” that certain Promissory Note entered into between LEI and Rogers dated , 2013, in the original principal amount of $7,500,000.00, and also means all other promissory notes accepted from time to time in substitution for the original Note or any amendment, modification, or renewal of the Note.

“Obligations” means all obligations, Indebtedness, and liabilities of LEI to Rogers that now exist or that subsequently arise under or in connection with the Letter Loan Agreement, the Note, and/or each other Loan Document, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligations, Debt, and liabilities of LEI, and all interest accruing on these items (including any interest that accrues after the commencement of any proceeding by or against LEI under any bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, or other debtor relief law) and all attorneys’ fees and other expenses incurred in the collection or enforcement of these items.

“Oil and Gas” means petroleum, natural gas, and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association with them.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation, management, and disposition of interests in Hydrocarbon Interests and Hydrocarbons; (b) gathering, marketing, treating, processing, storage, selling, and transporting of any production from these interests or Hydrocarbon Interests, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation, or marketing of oil, gas, and other minerals and products produced in association with these items; and (d) any activity that is ancillary, necessary, synergistic, or desirable to facilitate the activities described in clauses (a) through (c) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the Assets now or subsequently pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements, and declarations of pooled units and the units created by the declarations of pooled units (including without limitation all units created under orders, regulations, and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts, and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange, or processing of Hydrocarbons from or attributable to the Hydrocarbon Interest; all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered by them, and all oil in tanks and all rents, issues, profits, proceeds, products, revenues, and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances, and Assets in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; Assets, gas gathering systems, gas plants, rights, titles, interests, and estates described or referred to above, including any and all Assets, real or personal, now owned or subsequently acquired and situated upon, used, held for use, or useful in connection with the operating, working, or development of any of the Hydrocarbon Interests or Asset (excluding drilling rigs, automotive equipment, or other personal property that may be on the premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells, or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, and servitudes, together with all additions, substitutions, replacements, accessions, and attachments to any and all of the items listed in this definition.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Pension Plan(s)” means any and all employee benefit pension plans of LEI and/or any of its Subsidiaries in effect from time to time, as that term is defined in ERISA.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (for purposes of this paragraph they are referred to as the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  “Proved Developed Producing Reserves” means Proved Reserves that are categorized as both “Developed” and “Producing” in the Definitions; “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as both “Developed” and “Nonproducing” in the Definitions; and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped” in the Definitions.

“Reserve Report” means a report setting forth the Proved Reserves by reserve category attributable to the Hydrocarbon Interests constituting Proved Reserves owned directly by LEI, a projection of the rate of production and net operating income with respect to them as of a specified date, and all other information that is customarily obtained from and provided in these reports, in form and substance reasonably satisfactory to Rogers.  All Reserve Reports shall be prepared by an Approved Engineer and in accordance with the definition of Total Proved PV10%.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of the SEC’s principal functions.

“Security Agreement” means the Security Agreement entered into between Rogers and LEI dated , 2013, and all other Security Agreements in a form reasonably acceptable to Rogers and executed and delivered from time to time by LEI in favor of Rogers to secure the Obligations, including each Security Agreement delivered pursuant to Section 7(f) of the Letter Loan Agreement and as that Section may be amended, restated, supplemented, or modified from time to time.

“Security Document” means, individually, any Mortgage, any Security Agreement, and any similar document securing the Obligations, including any document delivered pursuant to Section 7(f) of the Letter Loan Agreement.  “Security Documents” means, as the context requires, any or all of these documents.

“Scheduled Collateral Value Determination Date” means April 1 and October 1 of each calendar year.

“Subsidiary” means, with respect to any Person:  any corporation, limited liability company, partnership, or other entity in which the Person owns a greater than 50% ownership interest or in which the Person has the voting power necessary to elect a majority of the Board of Directors or managers of the entity (regardless of whether at the time the Capital Stock or other ownership interests of any other class or classes of the corporation, limited liability company, partnership, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by that Person, by that Person and one or more Subsidiaries of that Person, or by one or more other Subsidiaries of that Person.  Unless the context otherwise clearly requires, references in the Letter Loan Agreement to a “Subsidiary” or the “Subsidiaries” refer to a Subsidiary or the Subsidiaries of LEI.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

“Test Date” means:  (a) any Scheduled Collateral Value Determination Date; (b) the date of any interim collateral value determination pursuant to Section 3(c) of the Letter Loan Agreement; (c) the date of any  Disposition permitted by Section 8(i) of the Letter Loan Agreement; or (d) at Rogers’s discretion, the sixtieth day after the receipt by Rogers of the engineering report required to be delivered pursuant to Section 7(a)(v) of the Letter Loan Agreement.

“Total Proved PV10%” means, with respect to any Proved Reserves reasonably expected to be produced from any Oil and Gas Properties, the net present value, discounted at ten percent per annum, of the future net revenues expected to accrue to LEI’s interests in the Proved Reserves during the remaining expected economic lives of the reserves.  Each calculation of expected future net revenues shall be determined by Rogers in her sole discretion and in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event:  (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation, and marketing costs required for the production and sale of the reserves; (b) appropriate adjustments are made for commodity and basis hedging activities pursuant to Section 6(p); (c) the pricing assumptions used in determining Total Proved PV10% for any particular reserves shall be based upon the quarterly Tristone Base Case Deck Price only; and (d) the cash-flows derived from the pricing assumptions set forth in clauses (b) and (c) above shall be further adjusted to account for the historical basis differential in a manner reasonably acceptable to Rogers; provided, however, that for purposes of this calculation, Proved Developed Producing Reserves shall constitute not less than 20% of the Total Proved PV10%.

“Tristone Base Case Deck Price” means the most current quarterly published price survey from regional energy-sector banks provided by Macquarie Tristone.  It is available via the Macquarie Tristone website www.macquarie.com.  If the published survey is no longer available, it is the average base case price deck of three regional reserve lending banks as decided by both LEI and Rogers.

Schedule A - Definitions
Rogers-LEI Loan/August 13, 2013

SCHEDULE B

Post-Closing Obligations

1. Provide to Rogers by no later than September 12, 2013, control agreements in form and substance satisfactory to Rogers and executed by Rogers, LEI, and each bank at which LEI maintains a deposit account.

2. LEI must complete, no later than the six month anniversary date of the Closing Date, an equity funding to raise an amount equal to at least $1 million.  Promptly upon completion, but in no event more than five business days after the completion of the equity funding, LEI shall cause an Authorized Officer to confirm to Rogers that the funding was completed, when it was completed, and stating how much in total was raised in the funding.

Addendum:

Both LEI and Rogers agree that, as of April 29, 2014, all post-closing obligations have either been satisfied or waived.